Exhibit 99.1
April 30, 2020

Dow reports first quarter 2020 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.32; Operating EPS¹ was $0.59. Operating EPS excludes significant items in the quarter, totaling $0.27 per share, related to restructuring and asset related charges; early extinguishment of debt; and integration and separation costs.
•Net sales were $9.8 billion, down 11% versus pro forma results in the year-ago period, primarily driven by lower local prices in all operating segments due to a decline in global energy prices.
•Volume declined 2% versus pro forma results in the year-ago period, and decreased 1% excluding the Hydrocarbons and Energy business. Demand grew in food, health and hygiene packaging; surfactants and solvents for cleaning; and coatings end-markets. However, these gains were more than offset by declines in polyurethanes and silicones applications, including automotive and durable goods. Sequentially, the Company reported broadly lower volumes in China on slower economic activity with the onset of the COVID-19 pandemic and public health interventions.
•Local price declined 8% versus pro forma results in the year-ago period, primarily reflecting lower global energy prices. Currency decreased sales by 1%.
•Equity losses were $89 million versus equity losses of $14 million in the year-ago period. The decline was primarily driven by lower results at the Kuwait and Thai joint ventures on margin compression in their key products, including monoethylene glycol (MEG) and polyethylene.
•GAAP Net Income from continuing operations was $258 million. Operating EBIT1 was $843 million, down from a pro forma result of $1.1 billion in the year-ago period, reflecting margin compression, notably in the polyurethanes and silicones chains, as well as lower equity earnings. The decline was softened by pockets of demand growth and more than $30 million of savings from stranded cost removal.
•Cash provided by operating activities – continuing ops. was $1.2 billion, up $193 million versus the year-ago period. Capital expenditures were $395 million and free cash flow2 was $841 million. Dow recovered $259 million in tax withholdings from the Canadian tax authority related to the 2019 judgment against Nova Chemicals.
•Returns to shareholders totaled $643 million in the quarter, including $518 million in dividends and $125 million in share repurchases.
•Total cash and available committed liquidity at quarter-end was approximately $12 billion. Cash and equivalents of $3.6 billion included $800 million of cash proactively accessed from uncommitted lines. Early in the quarter, the Company issued an aggregate principal amount of €2.25 billion in Euro denominated notes, achieving a weighted average coupon of approximately 1%. The Company used the net proceeds to redeem existing notes and repay debt. As a result, the Company has no substantive long-term debt due until the second half of 2023.
•The Sadara joint venture signed its final logistics service agreement, the final substantive step to project completion.

SUMMARY FINANCIAL RESULTS

	Three Months Ended March 31			Three Months Ended December 31
In millions, except per share amounts	1Q20 As Reported	1Q19[3] Pro Forma	vs. SQLY [B / (W)]	4Q19 As Reported	vs. PQ [B / (W)]
Net Sales	$9,770	$11,016	$(1,246)	$10,204	$(434)
GAAP Income (Loss) from Continuing Ops, Net of Tax	$258	$208	$50	$(2,310)	$2,568
Operating EBIT [1]	$843	$1,143	$(300)	$1,033	$(190)
Operating EBIT Margin [1]	8.6%	10.4%	(180) bps	10.1%	(150) bps
Operating EBITDA [1]	$1,567	$1,886	$(319)	$1,746	$(179)
GAAP EPS	$0.32	$0.24	$0.08	$(3.14)	$3.46
Operating EPS [1]	$0.59	$0.98	$(0.39)	$0.78	$(0.19)
Cash Provided by Operating Activities - Continuing Ops	$1,236	$1,043	$193	$1,920	$(684)
1.Op. EPS, Op. EBIT, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 13 for further discussion.
2.Free cash flow is defined as cash flows from operating activities - continuing operations less capital expenditures.
3.Financial information for the three months ended March 31, 2019, with the exception of Cash Provided by Operating Activities – Continuing Ops, was prepared on a pro forma basis and determined in accordance with Article 11 of Regulation S-X.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports first quarter 2020 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:
“I am proud of the Dow team’s determination and resilience in the midst of the global pandemic and rapid decline in global energy prices. We ensured the safety and security of our people and operations, maintained business continuity, and rapidly established an effective crisis management response. We showcased the necessity and value of our products as we met strong demand from our customers in food packaging, health and hygiene, and cleaning end-markets. And, we leveraged our extensive geographic reach and asset flexibility to quickly respond to shifting trends in regional consumption, as well as in feedstock prices, as crude oil prices declined 60% through the quarter.

“Our volumes and operating rates reflected divergent demand patterns, as we met increasing needs for consumer staple non-durable goods, which countered lower requirements for discretionary durable goods. We also experienced margin compression in our upstream polyurethanes and silicones chains on weaker industry fundamentals. We partly offset the headwinds with stranded cost removal, effectively managing our working capital, and demonstrating our operational responsiveness and agility.

“We ended the first quarter with $12 billion of committed liquidity, including $3.6 billion in cash, and an improved debt profile. Our results reflected continued prioritization of a flexible capital structure, solid cash flow generation, and execution on our non-operational cash actions. We delivered $1.2 billion in cash from continuing operations. Free cash flow improved by $240 million, supported by controls on expense and capital spending and additional stranded cost removal. Altogether, our operational playbook remained flexible to the dynamic business environment, and it continued to serve us well in navigating the challenges and volatility we experienced in the quarter.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q20 As Reported	1Q19 Pro Forma	vs. SQLY [B / (W)]	4Q19 As Reported	vs. PQ [B / (W)]
Net Sales	$4,609	$5,138	$(529)	$4,840	$(231)
Operating EBIT	$580	$690	$(110)	$648	$(68)
Operating EBIT Margin	12.6%	13.4%	(80) bps	13.4%	(80) bps
Equity Earnings	$5	$38	$(33)	$27	$(22)

Packaging & Specialty Plastics net sales were $4.6 billion, down 10% versus pro forma results in the year-ago period. Volume was flat, as growth in packaging applications was offset by lower ethylene sales from increased internal derivative consumption. Local price declined 9%, and currency decreased net sales by 1%.

Equity earnings for the segment were $5 million, down from pro forma equity earnings of $38 million in the year-ago period. The decline was driven by lower earnings from the Thai and Kuwait joint ventures.

Operating EBIT was $580 million, down from a pro forma result of $690 million in the year-ago period. Lower polyethylene margins and reduced equity earnings more than offset stranded cost savings and volume gains in packaging applications.

Packaging and Specialty Plastics reported a net sales decline, driven by reduced polyethylene product prices. Volume grew 1% as gains in Asia Pacific and Latin America more than offset declines in U.S. & Canada and Europe, Middle East, Africa and India (EMEAI). The business reported strong demand growth in Asia Pacific despite volume in China being impacted by a temporary demand reduction related to the COVID-19 pandemic. The strongest end-market growth was reported in health and hygiene, rigid packaging, and flexible food and specialty packaging applications.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports first quarter 2020 results

Hydrocarbons & Energy reported a decline in net sales with decreases in volume, price and currency. Volume declines were driven by lower ethylene sales from increased internal derivative consumption. Price declines were driven by lower global energy prices. During the quarter, the business completed planned maintenance activity at its Texas-9 cracker, which expanded the facility’s annual capacity by 500,000 metric tons to 2 million metric tons.

Industrial Intermediates & Infrastructure

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q20 As Reported	1Q19 Pro Forma	vs. SQLY [B / (W)]	4Q19 As Reported	vs. PQ [B / (W)]
Net Sales	$3,045	$3,489	$(444)	$3,253	$(208)
Operating EBIT	$175	$277	$(102)	$221	$(46)
Operating EBIT Margin	5.7%	7.9%	(220) bps	6.8%	(110) bps
Equity Losses	$(76)	$(48)	$(28)	$(45)	$(31)

Industrial Intermediates & Infrastructure net sales were $3.0 billion, down 13% versus pro forma results in the year-ago period. Volume declined 3%, as growth in Industrial Solutions was more than offset by declines in Polyurethanes & Construction Chemicals. Local price decreased 9%, and currency decreased net sales by 1%.

Equity losses for the segment were $76 million, down from pro forma equity losses of $48 million in the year-ago period, primarily due to margin compression in MEG at the Kuwait joint ventures.

Operating EBIT was $175 million, down from a pro forma result of $277 million in the year-ago period, primarily due to softer demand and margin compression in polyurethanes applications and lower equity earnings. Fixed costs including planned maintenance turnaround costs were lower.

Polyurethanes & Construction Chemicals reported a net sales decline on reductions in local price and volume. Local price decreased on lower global energy costs. Volume declined in all geographic regions except EMEAI, which was up slightly. Demand fell in furniture and bedding, automotive and appliance applications. Mild winter weather in the northern hemisphere led to lower demand in aircraft deicing applications. The largest percentage volume decline was reported in Asia Pacific, particularly in China, which was heavily impacted by the COVID-19 pandemic.

Industrial Solutions reported lower net sales, primarily driven by local price declines in all geographic regions due to lower global energy prices. This was partially offset by volume growth in all geographic regions except EMEAI, which reported a modest decline. Demand strengthened in surfactants and solvents for cleaning applications, while demand declined in oil and gas applications.

Performance Materials & Coatings

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q20 As Reported	1Q19 Pro Forma	vs. SQLY [B / (W)]	4Q19 As Reported	vs. PQ [B / (W)]
Net Sales	$2,065	$2,320	$(255)	$2,035	$30
Operating EBIT	$162	$271	$(109)	$233	$(71)
Operating EBIT Margin	7.8%	11.7%	(390) bps	11.4%	(360) bps
Equity Earnings	$1	$—	$1	$2	$(1)

Performance Materials & Coatings net sales were $2.1 billion, down 11% versus pro forma results in the year-ago period. Volume declined 3% as growth in coatings end-markets was offset by a decline in silicones applications. Local price decreased 7%, and currency decreased net sales by 1%.

Operating EBIT was $162 million, down from a pro forma result of $271 million in the year-ago period, primarily due to margin compression in upstream siloxanes and higher planned maintenance spending.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports first quarter 2020 results

Consumer Solutions reported a decrease in net sales due to local price and volume declines. Prices in downstream silicone applications were more resilient; however, upstream siloxane prices declined further as a result of additional industry supply. Demand growth in upstream siloxanes as well as home and personal care end-markets in the U.S. & Canada was more than offset by volume declines in other regions, which included the impact of the COVID-19 pandemic in Asia Pacific. The business also continued to see volume growth in differentiated building and infrastructure applications.

Coatings & Performance Monomers reported lower net sales largely due to declines in local price, which were partly offset by volume growth. Local price declined in all geographic regions due to lower upstream raw material prices. Coatings volume grew in the U.S. & Canada, driven by the business’ industrial coatings applications, primarily road markings and wood coatings. This growth was more than offset by reduced architectural coatings demand in Asia Pacific and EMEAI, driven by impacts from the COVID-19 pandemic. Performance Monomers reported demand growth in all geographic regions except EMEAI, which declined modestly.

OUTLOOK

“While we are beginning to see indications of a recovery from COVID-19 in China, the full extent of the impact of the pandemic in other major geographies is still being determined as the virus continues to spread,” said Fitterling. “Assuming a gradual and sustainable return of global economic activity and reopening of economies in May and June, we expect a recovery will begin to take hold as the year progresses.

“We are taking immediate and additional proactive measures to further strengthen our financial position. These actions include: further reducing our capital expenditure target to $1.25 billion, representing a $750 million reduction versus 2019; trimming operating expenses by $350 million; and unlocking another $500 million from working capital. In addition, we are temporarily idling select manufacturing units to balance production to demand across markets more severely affected by restrained economic activity. Operationally, we will continue to take advantage of our global footprint and industry-leading asset capabilities, remain close to our customers, and ensure availability of products essential to consumers and instrumental to containing the global pandemic, such as hand sanitizer and materials for personal protective equipment.

“We are proud of the critical role our company and industry continue to play during these extraordinary times. And, we are confident that the actions we are taking will position Dow to emerge even stronger when the global economy rebounds.”

Conference Call
Dow will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports first quarter 2020 results

For further information, please contact:

Investors:	Media:
Colleen Kay	Kyle Bandlow
ckay@dow.com	kbandlow@dow.com
+1 989-636-0920	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

Forward-looking statements include, but are not limited to, expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available, the actual and potential impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and the recent excess oil supply and related drop in oil prices and expectations regarding the benefits and costs associated with each of the foregoing.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; disruptions in Dow’s information technology networks and systems and risks related to the actual and potential impacts of the COVID-19 pandemic and the recent excess oil supply and related drop in oil prices. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.

Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont include, but are not limited to, a number of conditions outside the control of Dow, including risks related to: (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont; (ii) certain tax risks associated with the separation; (iii) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results; (iv) Dow's inability to receive third-party consents required under the separation agreement; (v) non-compete restrictions under the separation agreement; (vi) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont and Corteva, Inc. ("Corteva"), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vii) Dow's obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. For a more detailed discussion of Dow’s risks and uncertainties, see Part I, Item 1A of the Dow Inc. and TDCC combined Annual Report on Form 10-K for the year ended December 31 2019. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"), owning all of the outstanding common shares of TDCC. For filings related to the period commencing April 1, 2019 and thereafter, TDCC was deemed the predecessor to Dow Inc., and the historical results of TDCC are deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019. The information in this report reflects the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“Historical DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP").

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and Historical DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the three months ended March 31, 2019 pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont and (2) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three months ended March 31, 2020, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash Flow from Operating Activities - Continuing Operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
Net sales	$9,770	$10,969
Cost of sales	8,230	9,142
Research and development expenses	179	190
Selling, general and administrative expenses	334	448
Amortization of intangibles	100	116
Restructuring and asset related charges - net	96	156
Integration and separation costs	65	452
Equity in losses of nonconsolidated affiliates	(89)	(14)
Sundry income (expense) - net	(81)	69
Interest income	15	18
Interest expense and amortization of debt discount	215	241
Income from continuing operations before income taxes	396	297
Provision for income taxes on continuing operations	138	141
Income from continuing operations, net of tax	258	156
Income from discontinued operations, net of tax	—	445
Net income	258	601
Net income attributable to noncontrolling interests	19	45
Net income available for Dow Inc. common stockholders	$239	$556
		—
Per common share data:
Earnings per common share from continuing operations - basic	$0.32	$0.16
Earnings per common share from discontinued operations - basic	—	0.58
Earnings per common share - basic	$0.32	$0.74
Earnings per common share from continuing operations - diluted	$0.32	$0.16
Earnings per common share from discontinued operations - diluted	—	0.58
Earnings per common share - diluted	$0.32	$0.74

Weighted-average common shares outstanding - basic	740.2	747.2
Weighted-average common shares outstanding - diluted	742.0	747.2

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2020: $44; 2019: $37)	$3,633	$2,367
Marketable securities	1	21
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2020: $43; 2019: $45)	4,841	4,844
Other	2,770	2,711
Inventories	6,324	6,214
Other current assets	569	658
Total current assets	18,138	16,815
Investments
Investment in nonconsolidated affiliates	1,235	1,404
Other investments (investments carried at fair value - 2020: $1,306; 2019: $1,584)	2,136	2,588
Noncurrent receivables	697	1,063
Total investments	4,068	5,055
Property
Property	54,942	54,910
Less accumulated depreciation	34,136	33,914
Net property (variable interest entities restricted - 2020: $286; 2019: $330)	20,806	20,996
Other Assets
Goodwill	8,780	8,796
Other intangible assets (net of accumulated amortization - 2020: $3,994; 2019: $3,886)	3,636	3,759
Operating lease right-of-use assets	1,942	2,072
Deferred income tax assets	2,248	2,213
Deferred charges and other assets	1,068	818
Total other assets	17,674	17,658
Total Assets	$60,686	$60,524
Liabilities and Equity
Current Liabilities
Notes payable	$1,490	$586
Long-term debt due within one year	384	435
Accounts payable:
Trade	3,769	3,889
Other	1,815	2,064
Operating lease liabilities - current	384	421
Income taxes payable	468	522
Accrued and other current liabilities	2,811	2,762
Total current liabilities	11,121	10,679
Long-Term Debt (variable interest entities nonrecourse - 2020: $30; 2019: $34)	16,313	15,975
Other Noncurrent Liabilities
Deferred income tax liabilities	352	347
Pension and other postretirement benefits - noncurrent	9,832	10,083
Asbestos-related liabilities - noncurrent	1,048	1,060
Operating lease liabilities - noncurrent	1,622	1,739
Other noncurrent obligations	6,937	6,547
Total other noncurrent liabilities	19,791	19,776
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2020: 753,534,116 shares; 2019: 751,228,644 shares)	8	8
Additional paid-in capital	7,370	7,325
Retained earnings	16,763	17,045
Accumulated other comprehensive loss	(10,529)	(10,246)
Unearned ESOP shares	(81)	(91)
Treasury stock at cost (2020: 12,803,303 shares; 2019: 9,729,834 shares)	(625)	(500)
Dow Inc.’s stockholders’ equity	12,906	13,541
Noncontrolling interests	555	553
Total equity	13,461	14,094
Total Liabilities and Equity	$60,686	$60,524

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
Operating Activities
Net income	$258	$601
Less: Income from discontinued operations, net of tax	—	445
Income from continuing operations, net of tax	258	156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	724	743
Credit for deferred income tax	(57)	(72)
Earnings of nonconsolidated affiliates less than dividends received	134	775
Net periodic pension benefit cost	64	41
Pension contributions	(63)	(99)
Net gain on sales of assets, businesses and investments	(12)	(2)
Restructuring and asset related charges - net	96	156
Other net loss	135	33
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	128	85
Inventories	(111)	(47)
Accounts payable	(314)	(452)
Other assets and liabilities, net	254	(274)
Cash provided by operating activities - continuing operations	1,236	1,043
Cash provided by operating activities - discontinued operations	3	338
Cash provided by operating activities	1,239	1,381
Investing Activities
Capital expenditures	(395)	(442)
Investment in gas field developments	(5)	(25)
Proceeds from sales of property and businesses, net of cash divested	11	—
Investments in and loans to nonconsolidated affiliates	(114)	—
Distributions and loan repayments from nonconsolidated affiliates	6	—
Purchases of investments	(128)	(173)
Proceeds from sales and maturities of investments	472	176
Cash used for investing activities - continuing operations	(153)	(464)
Cash used for investing activities - discontinued operations	—	(34)
Cash used for investing activities	(153)	(498)
Financing Activities
Changes in short-term notes payable	838	(16)
Proceeds from issuance of long-term debt	2,449	—
Payments on long-term debt	(2,275)	(81)
Purchases of treasury stock	(125)	—
Proceeds from issuance of stock	16	28
Transaction financing, debt issuance and other costs	(93)	—
Employee taxes paid for share-based payment arrangements	(26)	(45)
Distributions to noncontrolling interests	(1)	(2)
Dividends paid to stockholders	(518)	—
Dividends paid to DowDuPont Inc.	—	(535)
Settlements and transfers related to separation from DowDuPont Inc.	—	36
Cash provided by (used for) financing activities - continuing operations	265	(615)
Cash used for financing activities - discontinued operations	—	(18)
Cash provided by (used for) financing activities	265	(633)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(86)	30
Cash reclassified as held for sale	—	(97)
Summary
Increase in cash, cash equivalents and restricted cash	1,265	183
Cash, cash equivalents and restricted cash at beginning of period	2,380	2,764
Cash, cash equivalents and restricted cash at end of period	$3,645	$2,947
Less: Restricted cash and cash equivalents, included in "Other current assets"	12	43
Cash and cash equivalents at end of period	$3,633	$2,904

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2020	Mar 31, 2019
	As Reported	Pro Forma
Net sales	$9,770	$11,016
Cost of sales	8,230	9,174
Research and development expenses	179	190
Selling, general and administrative expenses	334	448
Amortization of intangibles	100	116
Restructuring and asset related charges - net	96	156
Integration and separation costs	65	402
Equity in losses of nonconsolidated affiliates	(89)	(14)
Sundry income (expense) - net	(81)	69
Interest income	15	19
Interest expense and amortization of debt discount	215	240
Income from continuing operations before income taxes	396	364
Provision for income taxes on continuing operations	138	156
Income from continuing operations, net of tax	258	208
Net income attributable to noncontrolling interests	19	32
Net income from continuing operations available for Dow Inc. common stockholders	$239	$176

Per common share data:
Earnings per common share from continuing operations - basic	$0.32	$0.24
Earnings per common share from continuing operations - diluted	$0.32	$0.24

Weighted-average common shares outstanding - basic [1]	740.2	747.2
Weighted-average common shares outstanding - diluted [1]	742.0	747.2
1. The weighted-average common shares outstanding - basic and diluted for the three months ended March 31, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2020	Mar 31, 2019
	As Reported	Pro Forma
Packaging & Specialty Plastics	$4,609	$5,138
Industrial Intermediates & Infrastructure	3,045	3,489
Performance Materials & Coatings	2,065	2,320
Corporate	51	69
Total	$9,770	$11,016
U.S. & Canada	$3,550	$3,966
EMEAI [1]	3,411	3,888
Asia Pacific	1,845	2,108
Latin America	964	1,054
Total	$9,770	$11,016

Pro Forma Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2020 [2]
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(9)%	(1)%	—%	(10)%
Industrial Intermediates & Infrastructure	(9)	(1)	(3)	(13)
Performance Materials & Coatings	(7)	(1)	(3)	(11)
Total	(8)%	(1)%	(2)%	(11)%
Total, excluding the Hydrocarbons & Energy business	(9)%	(1)%	(1)%	(11)%
U.S. & Canada	(9)%	—%	(1)%	(10)%
EMEAI [1]	(7)	(2)	(3)	(12)
Asia Pacific	(7)	(1)	(4)	(12)
Latin America	(13)	—	4	(9)
Total	(8)%	(1)%	(2)%	(11)%
1. Europe, Middle East, Africa and India.
2. As reported net sales for the three months ended March 31, 2020 compared with pro forma net sales for the three months ended March 31, 2019.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Packaging & Specialty Plastics	$580	$690
Industrial Intermediates & Infrastructure	175	277
Performance Materials & Coatings	162	271
Corporate	(74)	(95)
Total	$843	$1,143

Depreciation and Amortization by Segment	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Packaging & Specialty Plastics	$352	$367
Industrial Intermediates & Infrastructure	150	145
Performance Materials & Coatings	216	219
Corporate	6	12
Total	$724	$743

Operating EBITDA by Segment	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Packaging & Specialty Plastics	$932	$1,057
Industrial Intermediates & Infrastructure	325	422
Performance Materials & Coatings	378	490
Corporate	(68)	(83)
Total	$1,567	$1,886

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Packaging & Specialty Plastics	$5	$38
Industrial Intermediates & Infrastructure	(76)	(48)
Performance Materials & Coatings	1	—
Corporate	(19)	(4)
Total	$(89)	$(14)

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended
	Mar 31, 2020	Mar 31, 2019
In millions (Unaudited)	As Reported	Pro Forma
Income from continuing operations, net of tax	$258	$208
+ Provision for income taxes on continuing operations	138	156
Income from continuing operations before income taxes	$396	$364
- Interest income	15	19
+ Interest expense and amortization of debt discount	215	240
- Significant items	(247)	(558)
Operating EBIT (non-GAAP)	$843	$1,143

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$396	$239	$0.32
Less: Significant items
Integration and separation costs	(65)	(51)	(0.07)	Integration and separation costs
Restructuring and asset related charges - net	(96)	(79)	(0.11)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(86)	(70)	(0.09)	Sundry income (expense) - net
Total significant items	$(247)	$(200)	$(0.27)
Operating results (non-GAAP)	$643	$439	$0.59

Significant Items Impacting Results for the Three Months Ended Mar 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$364	$176	$0.24
Less: Significant items
Integration and separation costs	(402)	(326)	(0.44)	Integration and separation costs
Restructuring and asset related charges - net	(156)	(150)	(0.20)	Restructuring and asset related charges - net
Income tax related items [4]	—	(77)	(0.10)	Provision for income taxes on continuing operations
Total significant items	$(558)	$(553)	$(0.74)
Operating pro forma results (non-GAAP)	$922	$729	$0.98
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for Dow Inc. common stockholders" or pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Related to preparation for the separation and distribution.

Reconciliation of Non-GAAP Cash Flow Measures	Three Months Ended
In millions	Mar 31, 2020	Mar 31, 2019
Cash provided by operating activities - continuing operations (GAAP)	$1,236	$1,043
Capital expenditures	(395)	(442)
Free cash flow (non-GAAP)	$841	$601